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                                                                    Exhibit 12.1

   RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (DOLLARS IN MILLIONS)



The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are set forth below:

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
                                                                                  QUARTER ENDED                   NINE MONTHS ENDED
                                                                -----------------------------------------------   -----------------
                                                                SEP. 30   JUN. 30   MAR. 31   DEC. 31   SEP. 30   SEP. 30    SEP. 30
                                                                  1999      1999      1999      1998      1999      1998      1998
                                                                 ------    ------    ------    ------    ------    ------    ------
Income before income taxes                                       $103.3    $100.2    $ 68.7    $ 59.1    $ 86.5    $272.2    $234.5

Combined fixed charges and preferred stock dividends:
    Interest expense on deposits                                  121.6     118.5     115.9     116.7     116.8     356.0     348.8

    Interest expense on long-term debt                              3.5       3.5       3.5       3.4       3.5      10.5      10.5

    Interest expense on guaranteed preferred  beneficial
       interest in Company's junior subordinated debentures         4.6       4.6       4.6       4.5       4.6      13.8      13.8

    Appropriate portion (1/3) of rent expense                       1.9       1.9       1.8       1.8       1.3       5.6       3.7

    Preferred stock dividend requirements                            --        --        --        --        --        --        --
                                                                 ------    ------    ------    ------    ------    ------    ------
              Total combined fixed charges and
                 preferred stock dividends                       $131.6    $128.5    $125.8    $126.4    $126.2    $385.9    $376.8
                                                                 ======    ======    ======    ======    ======    ======    ======
              Total combined fixed charges and
                 preferred stock dividends (excluding interest
                 expense on deposits)                            $ 10.0    $ 10.0    $  9.9    $  9.7    $  9.4    $ 29.9    $ 28.0
                                                                 ======    ======    ======    ======    ======    ======    ======
Earnings before income taxes and combined fixed
   charges and preferred stock dividends                         $234.9    $228.7    $194.5    $185.5    $212.7    $658.1    $611.3
                                                                 ======    ======    ======    ======    ======    ======    ======
Ratio of earnings to combined fixed charges and
   preferred stock dividends (including interest expense
   on deposits)                                                    1.78x     1.78x     1.55x     1.47x     1.69x     1.71x    1.62x
                                                                 ======    ======    ======    ======    ======    ======    ======
Ratio of earnings to combined fixed charges and
    preferred stock dividends (excluding interest expense
    on deposits)                                                  11.33x    11.02x     7.94x     7.09x    10.20x    10.10x    9.38x
                                                                 ======    ======    ======    ======    ======    ======    ======
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